EXHIBIT 99.1
Media Contact:      Katie Monfre, (414) 347-2650, katie_monfre@mgic.com
Investor Contact:   Michael J. Zimmerman, (414) 347-6596, mike_zimmerman@mgic.com
MGIC Announces Pricing and Upsizing of Common Stock Offering
MILWAUKEE, March 25, 2008 — MGIC Investment Corporation (NYSE: MTG) (“MGIC”) has announced that it has agreed to sell 37,333,333 shares of its common stock in a public offering at a price per share of $11.25, for gross proceeds of approximately $420 million. The gross proceeds represent a 20% increase in the size of the offering over what MGIC had previously announced. MGIC also granted to the underwriters of the public offering an option to purchase an additional 5,600,000 shares of common stock at the same price. Banc of America Securities LLC is acting as book-runner of the public offering.
The net proceeds of the offering will be used to increase the capital of Mortgage Guaranty Insurance Corporation, MGIC’s principal insurance subsidiary, in order to enable it to expand the volume of its new business and for MGIC’s general corporate purposes.
Copies of the prospectus relating to this offering, when available, may be obtained from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001 or at the Securities and Exchange Commission’s website at http://www.sec.gov/.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

MGIC is not undertaking any obligation to update any information in this press release regarding its capital raising plans. No investor should rely on the fact that such information is current at any time other than the time at which this press release was issued.